Exhibit 1.07

For More Information:

Investor Relations Monish Bahl CDC Corporation 678-259 8510 MonishBahl@cdcsoftware.com	Media Relations Scot McLeod CDC Software 770-351-9600 ScotMcLeod@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Software Signs Agreement to Acquire Controlling Stake in ISL, a Leading Provider of ERP
Solutions in Southern China

ISL to be the Fifth Company to Join the CDC Software Franchise Partner Program and the First in
China

BEIJING, ATLANTA, March 4, 2008 - CDC Software, a wholly owned subsidiary of CDC Corporation (NASDAQ: CHINA) and a provider of industry-specific enterprise software applications and business services, today announced it has signed an agreement to acquire a 51 percent stake in Integrated Solutions Limited (ISL), a Hong Kong-based vendor of ERP systems designed for small and medium-sized discrete manufacturers in China. The parties expect to complete the transaction by the end of March 2008.

Founded in 1985, ISL mirrors CDC Software’s focus and success as a vertical industry specialist. The company provides complete ERP solutions designed to address the needs of small and medium-sized discrete manufacturers in the electronics, toy, watch and furniture industries in China. ISL has more than 150 customers in southern China, including Ansen Electronics, Artfield Manufacturing, Verint Systems, Unilux Time, and Kendy Enterprise. The company has received numerous industry awards including HKMA Quality Award, which is modeled after the prestigious Malcolm Baldridge award in the U.S.; the Most Outstanding Customized Application Developer award from Microsoft; and the Windows Server 2003 Challenge from Microsoft.

The ISL e-M-POWER ERP suite is a complete solution that addresses purchasing, sales, inventory, production, mold management, finance and compliance for small and medium-sized discrete manufacturers. With company headquarters in Hong Kong, ISL has been successfully selling and deploying these solutions throughout southern China. As part of CDC Software, these solutions will be marketed and sold throughout greater China with future plans for expansion into additional territories throughout Asia. ISL is also a Microsoft Gold Certified Partner and its e-M-POWER applications are constructed using .NET Framework Platform and Microsoft Visual Studio .NET 2008 as the development tools. The system design is based on leading Microsoft standards, and is highly complementary to the design of CDC software applications such as Pivotal CRM and the Platinum HRM solution sold exclusively in China.

“This pending acquisition is another great example of our flourishing ‘acquire, focus and grow’ strategy,” said Eric Musser, CEO of CDC Software. “Much like CDC Software, but on a smaller scale, ISL has been very successful as a vertical industry specialist. ISL comes to us with a proven track record of successful implementations for small and medium-sized discrete manufacturers in southern China. We intend to leverage their specialization to help them gain additional competitive advantages, and grow the company beyond their current focus in southern China. Greater China is a strategic geography for us and we believe the territory holds a significant opportunity with many small and medium-sized discrete manufacturers that need cost-effective ERP systems to improve the management of their operations and proactively demonstrate their quality control and regulatory compliance initiatives for safety-conscious customers around the globe.”

“We are very happy to soon join the CDC Software family,” said Hilton Law, CEO of Integrated Solutions Limited. “Acquired companies have been flourishing under the CDC Software umbrella and we believe we are another great fit for their ‘acquire, focus and grow’ strategy. Together, we will build on the ISL foundation and pursue new geographies with the goal of achieving the same success, on a much broader scale, as we have already achieved in southern China.”

“We will help ISL leverage the deep global infrastructure of CDC Software in more than 50 countries and its 500 distribution partners,” said Raymond Ch’ien, chairman of CDC Corporation. “Our long-range goal will be to leverage our global infrastructure and proven success with targeted software solutions to take the ISL discrete ERP solutions in emerging markets such as the Middle East, southeast Asia, India and others. China is a strategic growth market for CDC Software and we expect to accelerate our investments here. Our ISL investment further illustrates our strong commitment to the China market and is another example of our ability to help smaller software companies that want to rapidly accelerate their growth and competitive advantage through the CDC model of enhanced focus and expanded distribution.”

The pending acquisition of ISL will be the latest addition to CDC Software’s Franchise Partner Program formed in April 2006. Through the Franchise Partner Program, CDC Software establishes strategic relationships with partners in selected geographies through majority control, as well as minority investments. In addition to the investment in ISL, CDC Software currently has four other Franchise Partners located in India, Argentina, Spain and Mexico.

The acquisition of ISL is subject to standard closing conditions, including the completion of due diligence by CDC Software.

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About Integrated Solutions Limited
Integrated Solutions Limited (ISL) has been a manufacturing software applications developer since 1985. ISL emphasizes the improvement of its products and its services to address the needs of small and medium sized discrete manufacturers in Hong Kong and the Southern China region. The award-winning e-M-POWER ERP suite used by more than 150 customers is a compete solution that addresses purchasing, sales, inventory, production, mold management, finance and compliance for small and medium sized discrete manufacturers. For more information about ISL, please visit www.isl.com.hk.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

About CDC Software
CDC Software, The Customer-Driven Company™, is a provider of enterprise software applications designed to help organizations deliver a superior customer experience while increasing efficiencies and profitability.  CDC Software’s product suite includes:  CDC Factory (manufacturing operations management), Ross ERP (enterprise resource planning) and SCM (supply chain management), CDC Supply Chain (supply chain management, warehouse management and order management), Pivotal CRM and Saratoga CRM (customer relationship management), CDC MarketFirst (marketing automation and lead management), Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, Platinum HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, and wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, outsourced business services, application management and offshore development. CDC Software is the enterprise software unit of CDC Corporation (NASDAQ: CHINA) and is ranked number 12 on the MBT 2007 Global 100 List of Enterprise and Supply Chain Management Application vendors. For more information, please visit .

About the CDC Software Franchise Partner Program
The CDC Software Franchise Partner Program, established in April, 2006 funds CDC Software’s investments, through majority control or minority stakes, in strategic partners located in high growth geographies that include Latin America, India, China, the Middle East and Eastern Europe. CDC Software’s investments in these companies facilitate expansion of their global distribution footprint, as well as help partners grow their business. Franchise Partner investments are targeted toward companies in high-growth geographies and so far the program has invested in five partners located in Latin America, India, China and Europe.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our expected acquisition of ISL and the effects thereof, expected growth, the ability to realize continued successes with marketing and selling ISL products in China and other territories, the ability to attain future expansion and enter into new markets, our ability to leverage vertical industry specialization to gain competitive advantages, our ability to find, and take advantage of, significant opportunities in China, the existence and success of synergies between ISL with CDC Software, our ability to provide infrastructure support to ISL, and other matters related to the acquisition of ISL, our beliefs regarding the success of our acquisitions, our continued improvement in customer satisfaction levels, the continued success and expected market acceptance of ISL solutions, our continuation of our acquire, focus and grow strategy, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements;) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (g) and demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions;. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2006 on Form 20-F filed on July 2, 2007. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.